The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to Completion, Pricing Supplement dated November 3, 2004

PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 107 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated           , 2004
                                                                  Rule 424(b)(3)


                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                              --------------------

     We will have the right to call these notes in whole on or after December
            , 2009 to and including the maturity date, at $1,000 per note. If we decide to call the notes, we will give you notice at least [5] business days before the call date specified in the notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:        U.S. $

Maturity Date:           December     , 2019

Settlement Date
  (Original Issue
  Date):                 December     , 2004

Interest Accrual Date:   December     , 2004

Issue Price:                  %

Underwriter's
Discounts and
Commissions:                  %

Proceeds to Company:          %

Interest Payment
  Dates:                 The    th of each month, beginning January     , 2005

Interest Payment
  Period:                Monthly

Base Rate:               CMT Rate, with a Designated CMT Maturity Index of 10
                         years

Interest Rate:           [80]% x Base Rate

Day Count Fraction:      30/360

Index Maturity:          N/A

Spread
  (Plus or Minus):       N/A

Maximum Interest
  Rate:                  N/A

Minimum Interest
  Rate:                  4.00%

Initial Interest Rate:      %, from and including the original issue date to but
                         excluding the initial interest reset date (calculated on a 30/360 day count basis).

Initial Interest Reset
  Date:                  December    , 2004

Interest Reset Dates:    The    th of each month, beginning December     , 2004,
                         whether or not such date is a business day

Interest Reset Period:   Monthly

Interest Determination
  Dates:                 Two business days prior to each interest reset date

Reporting Service:       The Base Rate shall be determined by reference to
                         Bloomberg Page H15T10Y, which page shall replace all references to Designated CMT Telerate Pages 7051 and
                         7052 in the accompanying prospectus supplement.

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Calculation Agent:       JPMorgan Chase Bank (formerly known as The Chase
                         Manhattan Bank)

Agent:                   Morgan Stanley & Co. Incorporated

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   61745ESV4

Other Provisions:        None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                              MORGAN STANLEY

 Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may
allow a concession not in excess of    % of the principal amount of the notes to
other dealers. We expect to deliver the notes against payment therefor in New
York, New York on                  , 2004. After the initial offering, the Agent
may vary the offering price and other selling terms from time to time.











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